THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

BIOAFFINITY TECHNOLOGIES, INC.

WARRANT

THIS WARRANT (this "**Warrant**") is dated as of March 13, 2017 (the "**Effective Date**") and entered into by and between BIOAFFINITY TECHNOLOGIES, INC., a Delaware corporation (the "**Company**"), and the San Antonio Economic Development Corporation, a Type B corporation created pursuant to the authority of the Development Corporation Act, Title 12, Subtitle C1, as amended, Texas Local Government Code (the "**Holder**").

A. Pursuant to the terms of that certain Subscription Agreement (the "**Subscription Agreement**") dated as of March 13, 2017 by and among the Company and the Holder, the Holder has agreed to purchase 150,000 shares of the Company's Common Stock at a purchase price per share of $1.00.

B. To induce the Holder to enter into the Subscription Agreement and invest the funds set forth therein, and for other good and valuable consideration, the Company has agreed to issue to Holder, in connection with the investment under the Subscription Agreement, a warrant to purchase the shares of Company stock as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions.

(a) "Aggregate Exercise Price" shall mean $45,000.00.

(b) "Common Stock" means the Company's Common Stock, par value $0.001 per share.

(c) "Corporate Transaction" means (i) any consolidation, merger or reorganization of the Company, other than any such consolidation, merger or reorganization in which the holders of the voting securities of the Company outstanding immediately prior to such consolidation, merger or reorganization, continue to hold immediately after such transaction at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent); (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; *provided, however*, that a Corporate Transaction described in this clause (ii) shall not

include any transaction or series of transactions (other than as described in clause (i) above) effectuated principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(d) "Expiration Date" shall be the date that is the tenth (10th) anniversary of the Effective Date.

(e) "Holder" has the meaning given in the recitals of this Warrant.

(f) "Next Financing" means the next transaction (or series of related transactions) after the date of this Warrant in which the Company consummates an equity financing with the principle purpose of raising capital pursuant to which it sells shares of its capital stock for aggregate gross proceeds of not less than five million dollars, including the amount of any debt securities to be converted into shares of such equity securities at the closing of such transaction.

(g) "Per Share Exercise Price" means the lesser of (i) the lowest price per share paid by third parties in connection with the Next Financing, and (ii) $1.00 per share on a Common Stock equivalent basis.

(h) "Subscription Agreement" has the meaning given in the recitals to this Warrant.

(i) "Shares" means the type, class and series of the Company's equity securities sold or issued by the Company in the Next Financing.

2. Exercise of Warrant.

(a) Holder is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or prior to the Expiration Date, but not thereafter, to subscribe for and purchase from the Company, at the Per Share Exercise Price per share, the number of whole Shares equal to the quotient obtained by dividing the Aggregate Exercise Price by the Per Share Exercise Price.

(b) The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time before the close of business on the Expiration Date, by the surrender of this Warrant (or the applicable portion thereof) and the delivery to the Company of a duly executed Notice of Exercise in the form annexed hereto, at the Company's principal executive office (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon payment of the aggregate Per Share Exercise Price for the Shares thereby purchased (by cash or by check or bank draft payable to the order of the Company), whereupon the Holder shall be entitled to receive a certificate for the number of Shares so purchased. If, prior to the Expiration Date, the Holder exercises this Warrant for less than all of the Shares that would be issuable upon the exercise of this Warrant in full, then the Company, upon receipt of this Warrant for cancellation, shall issue a new Warrant to the Holder representing the balance of

such Shares. The Company agrees that if at the time of the surrender of this Warrant and purchase of the Shares, the Holder shall be entitled to exercise this Warrant, the Shares so purchased shall be and be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid.

(c) The Company shall at all times during the period for which this Warrant is exercisable, reserve and keep available such number of Shares as will be sufficient to effect the exercise of this Warrant in full; and if at any such time the number of authorized but unissued Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of securities as shall be sufficient for such purpose including, without limitation, engaging its best efforts to obtain the requisite security holder approval for any necessary amendment to the Company charter documents and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

(d) In lieu of exercising this Warrant by payment of cash or check pursuant to subsection 2 above, the Holder may elect to receive Shares without further payment in accordance with the formula set forth below, by the exercise of all of this Warrant, at any time before the close of business on the Expiration Date, by surrender of this Warrant and delivery to the Company of a duly executed Notice of Conversion in the form annexed hereto, at the Company's principal executive office (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), in which event the Company will issue to the Holder Shares in accordance with the following formula:

$$X = \frac{Y(A-B)}{A}$$

Where, X = The number of Shares to be issued to the Holder;

Y = 45,000;

A = The fair market value of one Share as of the date of exercise of the Warrant; and

B = The Per Share Exercise Price.

For purposes of this subsection (d), the fair market value of a Share as of the date of exercise shall be the most recent price per share received by the Company from the sale of Shares (or Common Stock, if applicable as provided in paragraph 3 below), in an arms-length transaction with an independent third party who is not an officer, director or employee of the Company.

3. Treatment of Warrant Upon a Corporate Transaction. In the event of a Corporate Transaction, the Warrant will automatically be exercised for Shares using the cashless exercise calculation set forth in Section 2(d) above. However, if a Next Financing has not occurred prior to or contemporaneously with a Corporate Transaction, then upon such Corporate Transaction,

the Warrant will automatically be exercised for shares of Common Stock of the Company using the cashless exercise calculation set forth in Section 2(d) above with a Per Share Exercise Price of $1.00 per share, and all references herein to "Shares" shall be deemed to mean Common Stock of the Company.

4. Notice of Next Financing or Corporate Transaction. The Company shall give Holder written notice of any Next Financing or Corporate Transaction at least thirty (30) days prior to the planned completion of such transaction. The notice of such transaction will include a reasonable summary of the material terms and conditions of such transaction.

5. Nonassessable. The Company covenants that all Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof. Certificates for Shares purchased hereunder shall be delivered to the Holder as soon as reasonably practicable after the date on which this Warrant shall have been exercised.

6. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. Any fraction of a share that would otherwise be issuable upon the exercise of this Warrant shall be rounded down to the nearest whole share.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

8. No Rights as Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

9. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

10. Adjustments. The Per Share Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time as set forth in this Section 10.

(a) Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, shall change by reclassification of securities or otherwise any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other kind, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(b) Subdivision or Combination of Shares. In the event that the Company shall at any time subdivide the outstanding securities as to which purchase rights under this Warrant exist, or shall issue a stock dividend on the securities as to which purchase rights under this Warrant exist, the number of securities as to which purchase rights under this Warrant exist immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding securities as to which purchase rights under this Warrant exist, the number of securities as to which purchase rights under this Warrant exist immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, in each case effective as of the effective time of such subdivision, stock dividend or combination, as the case may be.

(c) Cash Distributions. No adjustment will be made to the Exercise Price or the number of securities as to which purchase rights under this Warrant exist on account of cash dividends or interest on the securities as to which purchase rights under this Warrant exist.

11. Miscellaneous.

(a) Waiver and Amendment. Any provision of this Warrant may be amended, waived or modified upon the written consent of the Company and the Holder.

(b) Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(c) Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Subscription Agreement.

(d) Successors and Assigns. This Warrant may be assigned or transferred by the Holder only with the prior written approval of the Company. Subject to the preceding sentence, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[*signature page follows*]

IN WITNESS WHEREOF, the Company and Holder have caused this Warrant to be executed by its officers thereunto duly authorized.

SAN ANTONIO ECONOMIC DEVELOPMENT CORPORATION

By: ______________________
Ed Davis
Executive Director

ATTEST:

____
Name
Secretary

BioAFFINITY TECHNOLOGIES, INC.

By: ______________________
Maria Zannes
Chief Executive Officer

NOTICE OF EXERCISE

TO: BioAffinity Technologies, Inc.
10422 Huebner Road, Suite 2501
San Antonio, Texas 78240

1. The undersigned hereby elects to purchase _____________ shares (the "Shares") of the _______________ Stock of BioAffinity Technologies, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full.

2. Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

____
(Print Name)

Address: _____________________

____

3. The undersigned represents that the Shares are being acquired for the account of the undersigned for investment only and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such Shares.

_____________________________ (Date)

_____________________________ (Signature)

_____________________________ (Print Name)